Exhibit 10.4

EQUITY COMMONWEALTH

RESTRICTED SHARE UNIT AGREEMENT FOR EMPLOYEES (SPECIAL AWARDS)

This Restricted Share Unit Agreement (this “Agreement”) is made effective as of «DATE», between «NAME» (the “Recipient”) and Equity Commonwealth (the “Company”).

In consideration of the mutual promises and covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Grant of Restricted Share Units.  Subject to the terms and conditions hereinafter set forth and the terms and conditions of the Equity Commonwealth 2012 Equity Compensation Plan, as it may be amended from time to time (the “Plan”), the Company hereby grants to the Recipient, effective as of the date of this Agreement, «NUMBER OF UNITS» RSUs (the “RSUs”).  Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan.  The number of RSUs that the Recipient actually earns for the Performance Period will be determined by the level of achievement of the Performance Criteria in accordance with Exhibit A attached hereto.  Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.

2.                                      Performance Period.  For purposes of this Agreement, the term “Performance Period” shall be the period commencing on «COMMENCEMENT DATE» and ending on «THIRD ANNIVERSARY OF COMMENCEMENT DATE».

3.                                      Performance Criteria.

(a)                                 The number of RSUs earned by the Recipient for the Performance Period (the “Earned RSUs”) shall be determined at the end of the Performance Period based on the level of achievement of the Performance Criteria in accordance with Exhibit A.  All determinations of whether and to what extent the Performance Criteria has been achieved, the number of RSUs earned by the Recipient, and all other matters related to this Section 3 shall be made by Compensation Committee of the Board (the “Committee”) in its sole discretion.  Any RSUs that do not become Earned RSUs at the end of the Performance Period, as determined by the Committee in its sole discretion, shall be immediately forfeited by the Recipient.

(b)                                 Following the completion of the Performance Period, the Committee shall determine (i) whether, and to what extent, the Performance Criteria has been achieved, and (ii) the number of RSUs that shall be deemed Earned RSUs, if any.  Such determination shall be final, conclusive and binding on the Recipient, and on all other persons, to the maximum extent permitted by law.

4.                                      Vesting; Forfeiture.

(a)                                 50% of the Earned RSUs shall vest on the date that the Committee determines the achievement of the Performance Criteria in accordance with Section 3(a) hereof, subject to the Recipient’s continued employment with the Company or an “Affiliate” (as such term is defined in Exhibit B hereto) of the Company through such date.

(b)                                 50% of the Earned RSUs shall vest on «FOURTH ANNIVERSARY OF COMMENCEMENT DATE», subject to the Recipient’s continued employment with the Company or an Affiliate of the Company through such date.

(c)                                  Subject to Section 5 hereof, in the event the Recipient’s employment with the Company and its Affiliates is terminated, all unvested RSUs shall be forfeited by the Recipient as of the date of the Recipient’s termination of employment.

5.                                      Termination of Employment; Change in Control.

(a)                                 If, during the Performance Period, the Recipient’s employment is terminated (i) by the Company or an Affiliate of the Company without “Cause,” (ii) by the Recipient for “Good Reason,” (iii) due to the Recipient’s “Retirement,” or (iv) due to the Recipient’s death or “Disability” (as such terms are defined in Exhibit B hereto) (such termination, a “Qualified Termination”), then the number of RSUs that are earned by the Recipient shall be determined at the end of the Performance Period in accordance with Section 3 hereof, and the Recipient’s Earned RSUs, if any, shall become vested as of the date that the Committee determines the achievement of the Performance Criteria in accordance with Section 3(a) hereof on a pro rata basis, determined based on (x) the number of days that have elapsed from the beginning of the Performance Period through the date the Recipient ceases to be an employee of the Company or an Affiliate of the Company, compared to (y) the total number of days during the period commencing on «COMMENCEMENT DATE» and ending on «FOURTH ANNIVERSARY OF COMMENCEMENT DATE».  Notwithstanding the foregoing, if the Recipient’s Qualified Termination occurs during the Performance Period and within twelve (12) months after a “Change in Control” (as such term is defined in Exhibit B hereto) in which the RSUs are assumed by the acquirer or surviving entity in the Change in Control transaction, then any such Earned RSUs shall become fully vested as of the date that the Committee determines the achievement of the Performance Criteria in accordance with Section 3(a) hereof.  With respect to Earned RSUs held by the Recipient for which the Performance Period is complete but for which the additional vesting period is incomplete prior to the Recipient’s Qualified Termination, any restrictions on the Earned RSUs shall lapse and such Earned RSUs shall automatically become fully vested as of the date of the termination of the Recipient’s employment.  The number of Shares that will be issued to the Recipient in respect of any Earned RSUs that become vested in accordance with this Section 5(a) shall be calculated based on the closing price per Share on the trading date coinciding with (or if such date is not a trading day, next following) the date of the termination of the Recipient’s employment.

(b)                                 If, during the Performance Period, a Change in Control occurs while the Recipient is an employee of the Company or an Affiliate of the Company, and the RSUs are not assumed by the acquirer or surviving entity in the Change in Control transaction, then the Recipient’s RSUs shall be deemed earned based on the actual level of achievement of the Performance Criteria measured as of the date of the Change in Control, as determined by the Committee based on a then forty (40) day trailing average price per Share.  Any such Earned RSUs shall be fully vested.  With respect to Earned RSUs held by the Recipient for which the Performance Period is complete but for which the additional vesting period is incomplete, any restrictions on the Earned RSUs shall lapse and such Earned RSUs shall automatically become fully vested as of the date of the Change in Control.  The number of Shares that will be issued to the Recipient in respect of any Earned RSUs that become vested in accordance with this Section 5(b) shall be calculated based on the closing price per Share on the trading date coinciding with (or if such date is not a trading day, next following) the date of the Change in Control.  If the Shares are no longer traded on an established national or regional stock exchange as of such date, the number of Shares that will be issued to the Recipient in respect of any such vested Earned RSUs shall be calculated based on the value determined by the Committee in its reasonable discretion based on the actual or implied price paid in the Change in Control transaction.  Any such Shares shall be issued to the Recipient on the date of the Change in Control.  Notwithstanding the foregoing, to the extent necessary for the Recipient to avoid taxes and/or penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a Change in Control shall not be deemed to occur unless it constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under Section 409A of the Code.

6.                                      Settlement of RSUs.  Except as provided in Section 5(b) hereof, as soon as practicable following the applicable vesting date of any Earned RSUs held by the Recipient, but in no event later than 60 days after such vesting date, the Company shall cause one Share to be issued to the Recipient for each such Earned RSU, less applicable withholding taxes pursuant to Section 9 hereof.  The Company shall cause such Shares (less any shares withheld to pay taxes) to be delivered, either by book-entry registration or in the form of a stock certificate or certificates, registered in the Recipient’s name or in the names of the Recipient’s legal representatives, beneficiaries or heirs, as the case may be.  Notwithstanding the foregoing, in the event any settlement of the RSUs hereunder constitutes “deferred compensation” within the meaning of Section 409A of the Code, and the Recipient is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his or her “separation from service” (within the meaning of Section 409A of the Code), the date for settlement shall be the earlier of (i) death or (ii) the later of (x) the date that settlement would otherwise be made hereunder or (y) the first business day following the end of the sixth-month period following the date of the Recipient’s separation from service.

7.                                      Rights as a Shareholder; Dividend Equivalents.

(a)                                 The Recipient shall not have any rights of a shareholder with respect to the Shares underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such Shares.

(b)                                 The Recipient shall not be entitled to receive any dividends with respect to the Shares underlying the RSUs unless and until such RSUs become Earned RSUs.  Within 60 days following the Committee’s determination of whether, and to what extent, the Performance Criteria has been achieved, the Company shall pay to the Recipient, in respect of each Earned RSU held by the Recipient, if any, an amount in cash equal to the aggregate amount of ordinary cash dividends that would have been paid in respect of the Shares underlying such Earned RSUs had such Shares been issued to the Recipient on the first day of the Performance Period.  Thereafter, the Company shall pay to the Recipient, in respect of each Earned RSU held by the Recipient, if any, whether or not vested, an amount in cash equal to the per Share amount of any ordinary cash dividend paid to holders of Shares by the Company.  The Company shall pay any such amount(s) to the Recipient within 60 days following the date that the ordinary cash dividend is paid to holders of Shares.  The Recipient shall be entitled to receive such dividend equivalent payments for so long as his or her Earned RSUs remain outstanding.  Upon and following the vesting of the Recipient’s Earned RSUs and the settlement of such RSUs in Shares, the Recipient shall be the record owner of the Shares underlying the Earned RSUs unless and until such Shares are sold or otherwise disposed of, and as the record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).

8.                                      Transferability.  The RSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Recipient, except by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such RSUs subject to all of the terms and conditions that were applicable to the Recipient immediately prior to such transfer.

9.                                      Tax Withholding.  The Company shall have the right to withhold or cause to be withheld from any compensation paid to the Recipient pursuant to the Plan, the amount of any required withholding taxes in respect of the RSUs and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes.  The Recipient agrees that if the amount payable to the Recipient by the Company in the ordinary course is insufficient to pay such withholding taxes, then the Recipient shall, upon the request of the Company, pay to the Company an amount sufficient to satisfy its tax withholding obligations.

10.                               Miscellaneous.

(a)                                 Amendments.  Neither this Agreement nor any provision hereof may be changed or modified except by an agreement in writing executed by the Recipient and the Company; provided, however, that any change or modification that does not adversely affect the rights hereunder of the Recipient, as they may exist immediately prior to the effective date of such change or modification, may be adopted by the Committee without an agreement in writing executed by the Recipient, and the Committee shall give the Recipient written notice of such change or modification reasonably promptly following the adoption of such change or modification.

(b)                                 Binding Effect of the Agreement.  This Agreement shall inure to the benefit of, and be binding upon, the Company, the Recipient and their respective estates, heirs, executors, transferees, successors, assigns and legal representatives.

(c)                                  Section 409A.  This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and any regulations or other effective guidance promulgated thereunder by the U.S. Department of the Treasury or the Internal Revenue Service, and shall be construed and interpreted in a manner that is consistent with such intent.  To the extent that the Company determines that the Recipient would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be determined by the Committee.

(d)                                 Provisions Separable.  In the event that any of the terms of this Agreement shall be or become or is declared to be illegal or unenforceable by any court or other authority of competent jurisdiction, such terms shall be null and void and shall be deemed deleted from this Agreement, and all the remaining terms of this Agreement shall remain in full force and effect.

(e)                                  Notices.  Any notice in connection with this Agreement shall be deemed to have been properly delivered if it is in writing and is delivered by hand or by facsimile or sent by registered certified mail, postage prepaid, to the party addressed as follows, unless another address has been substituted by notice so given:

To the Recipient:	To the Recipient’s address as set forth on the signature page hereof.

To the Company:	Equity Commonwealth
Two North Riverside Plaza, Suite 600
Chicago, IL 60606
Attn: Secretary

(f)                                   Construction.  The headings and subheadings of this Agreement have been inserted for convenience only, and shall not affect the construction of the provisions hereof.  All references to sections of this Agreement shall be deemed to refer as well to all subsections which form a part of such section.

(g)                                  No Right to Continued Employment.  This Agreement shall not be construed as an agreement by the Company or any Affiliate of the Company to employ or otherwise retain in any position the Recipient, nor is the Company or any Affiliate of the Company obligated to continue employing or otherwise retaining in any position the Recipient by reason of this Agreement or the grant of RSUs to the Recipient hereunder.

(h)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(i)                                     Applicable Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused this Agreement to be executed under seal, as of the date first above written.

EQUITY COMMONWEALTH

By: Orrin S. Shifrin
Title: Executive Vice President, General Counsel and Secretary

RECIPIENT:

Signature:
Printed Name:
Address:

Exhibit A

Performance Criteria

Performance Criteria: The RSUs shall be earned based on the Company’s total shareholder return (“TSR”) for the Performance Period relative to the TSR for the NAREIT Office Index for the Performance Period, as set forth in the table below.  Depending on the Company’s TSR relative to the TSR of the NAREIT Office Index for the Performance Period, the Recipient may earn between 0% and 100% of the RSUs.

Performance Criteria: Company Performance vs. NAREIT Office Index Performance	% of RSUs Earned
90th Percentile and Above	100.00%
80th Percentile	87.5%
70th Percentile	75.0%
60th Percentile	62.5%
50th Percentile	50%
40th Percentile	37.5%
30th Percentile	25.0%
25th Percentile	12.5%
Below 25th Percentile	0%

Absolute Modifier: If the Company’s total TSR for the Performance Period is negative, any RSUs deemed earned based on the table above shall be reduced by 25%.

Interpolation: To the extent performance falls between two levels in the table above, linear interpolation shall apply in determining the percentage of the RSUs that are earned.

TSR Calculation: TSR performance shall be calculated as the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value per Share during the Performance Period due to the appreciation in the price per Share and dividends paid during the Performance Period, assuming dividends are reinvested.  “D” is the amount of dividends paid to a shareholder of record of the Company with respect to one Share during the Performance Period.  The absolute TSR percentage is calculated pursuant to the formula set forth below.

Cumulative TSR = ((1*(1+TSR Year 1)*(1+TSR Year 2)*(1+TSR Year 3))-1)

=(1*(1+Cumulative TSR))^(1/3)-1

TSR for a given year shall be calculated as follows:

((Ending Share Price+D)/Beginning Share Price)-1

The performance for the companies comprising the NAREIT Office Index shall be calculated in the same manner as described above and the difference between the absolute TSR of the Company and the average absolute TSR for the companies within the NAREIT Office Index, expressed in terms of relative percentile ranking, shall be applied to the matrix set forth above.  Only companies that are public throughout the entire Performance Period shall be included for purposes of calculating the relative TSR comparison (i.e., companies that may become acquired, have an initial public offering, etc. during the Performance Period shall be excluded from the calculation altogether). For purposes of the calculation above, the Ending Share Price shall be based on a 40 day trailing average closing stock price as of December 31st for the final calendar year in the Performance Period.

Exhibit B

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Cause” shall mean, as determined by the Committee and unless otherwise provided in an applicable agreement between the Recipient and the Company or an Affiliate of the Company, (i) the conviction of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate of the Company; (ii) gross negligence or willful misconduct in connection with the performance of duties; (iii) a material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Recipient and the Company or an Affiliate of the Company; or (iv) a material violation of state or federal securities laws.  Any determination by the Committee whether an event constituting Cause shall have occurred shall be final, binding and conclusive.

A “Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following paragraphs shall have occurred:

(a)                                 any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of either the then outstanding common shares of the Company or the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in paragraph (c)(i) below;

(b)                                 the following individuals cease for any reason to constitute a majority of the number of Trustees then serving: individuals who, on the date of the Agreement, constitute the Board and any new Trustee whose appointment, election or nomination to the Board was approved or recommended by a vote of at least two-thirds (2/3) of the Trustees then in office who either were Trustees on the date of the Agreement or whose appointment, election or nomination for election was previously so approved or recommended;

(c)                                  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(d)                                 the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Disability” shall mean the inability of the Recipient to perform each of the essential duties of the Recipient’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months.  The determination of whether the Recipient has a Disability shall be determined under procedures established by the Committee.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean, unless otherwise provided in an applicable agreement between the Recipient and the Company or an Affiliate of the Company, the occurrence of one or more of the following without the Recipient’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Recipient describing the applicable circumstances (which notice must be provided by the Recipient within ninety (90) days of the Recipient’s knowledge of the applicable circumstances): (i) any material, adverse change in the Recipient’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Recipient’s base salary or bonus opportunity; or (iii) a geographical relocation of the Recipient’s principal office location by more than fifty (50) miles.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

“Retirement” shall mean retirement from active employment with the Company or an Affiliate of the Company pursuant to its relevant policy on retirement as determined by the Committee, or, if no such policy is in place, retirement from active employment with the Company or an Affiliate of the Company on or after age 65.